Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2020, relating to the consolidated financial statements and financial statement schedules of Ally Financial Inc., and the effectiveness of Ally Financial Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ally Financial Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan

December 11, 2020